EXHIBIT 99.1

Shareholder Report Q&A

      Q. When reviewing Global Preferred’s financial statements, claims seem to be increasing as a percentage of revenue. Is this expected to continue and how does it affect earnings?

      A. In our First Quarter 2001 Quarterly Report to Stockholders, we described the mortality risk the company undertakes in its reinsurance business. In the description, it was noted that death benefit claims are reasonably predictable over a period of many years, but are less predictable over shorter periods. Thus, death claim experience will fluctuate from month-to-month, quarter-to-quarter, and year-to-year.

      For the nine-month period ended September 30, 2003, Benefits, claims, and settlement expenses equaled 30% of revenue. This compares to 27% and 19% for the same periods in 2002 and 2001, respectively. Claim amounts reported for the nine-month period in 2003 increased only 2% over the same period in 2002. However, the amount of claims in the nine-month period in 2002 increased more than 50% from the claims for the same period in 2001! This has a material effect on the resulting earnings from period-to-period.

      What this doesn’t say, however, is what to expect in the future and how these increases relate to long-term averages. The chart below illustrates Global Preferred’s quarter-to-quarter claim experience and a rolling average of our claim experience over the prior eight quarters. In general, we expect claim results to be close to our average claims experience, but actual results will vary from period to period. The chart shows that death claim experience was more volatile in 2002 and that the rolling average has increased, primarily due to increasing age of the business, but not nearly to the same extent as quarter-to-quarter comparisons might lead one to believe.

      To illustrate the effect of this volatility on earnings, Income before income tax would have been more than double our actual results for the nine-month period ended September 30, 2003 if claims had been only 20% of revenues instead of 30% for the nine-month period ended September 30, 2003, all else being equal. We cannot say with any certainty what the future holds with regard to our claims experience, but we do believe the claims experience we have seen so far this year is greater than our expected long-term experience.